Exhibit 77Q


COHEN & STEERS INTERNATIONAL REALTY FUND, INC.

ARTICLES SUPPLEMENTARY


Cohen & Steers International Realty Fund, Inc., a Maryland corporation (the "Corporation") registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The fifty million (50,000,000) shares of common stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"), classified as Class B Common Stock, that the Corporation has authority to issue are hereby reclassified as additional shares of Class I Common Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class of Common Stock as set forth in the charter of the Corporation.

SECOND: The aggregate number of shares of Common Stock, that the Corporation has authority to issue is increased by five hundred million (500,000,000) shares of Common Stock, of which two hundred and fifty million (250,000,000) shares are hereby classified as Class R Common Stock of the Corporation and two hundred and fifty million (250,000,000) shares are hereby classified as Class Z Common Stock of the Corporation.

THIRD: The shares of Class R Common Stock and Class Z Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the charter of the Corporation.

FOURTH: Immediately before the increase and classification of shares as set forth in Articles FIRST and SECOND hereof, the Corporation was authorized to issue eight hundred million (800,000,000) shares of stock, all of which were shares of Common Stock, having an aggregate par value of eight hundred thousand dollars ($800,000), classified in four classes as follows:

		CLASS				SHARES

		Class A Common Stock		250,000,000
      Class B Common Stock		  50,000,000
      Class C Common Stock		250,000,000
		Class I Common Stock		250,000,000

FIFTH: As hereby increased, classified and reclassified, the total number of shares of stock which the Corporation has authority to issue is one billion three hundred million (1,300,000,000) shares of stock, all of which are shares of Common Stock, having an aggregate par value of one million three hundred thousand dollars ($1,300,000), classified in five classes as follows:

		CLASS				SHARES

		Class A Common Stock		250,000,000
      Class C Common Stock		250,000,000
		Class I Common Stock		300,000,000
		Class R Common Stock		250,000,000
		Class Z Common Stock		250,000,000

SIXTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to
Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares and reclassified the applicable shares under the authority contained in the charter of the Corporation.

SEVENTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers International Realty Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 25th day of June, 2015.

ATTEST:						COHEN & STEERS
INTERNATIONAL REALTY FUND, INC.



/s/ Tina M. Payne			/s/Adam M. Derechin
Tina M. Payne				   Adam M. Derechin
Assistant Secretary			   President




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